Exhibit 99.1

FIRST ALBANY REPORTS FINANCIAL
RESULTS FOR THE THIRD QUARTER 2004

ALBANY, NEW YORK, November 03, 2004 – First Albany Companies Inc. (NASDAQ: FACT) today reported financial results for the third quarter and nine months ended September 30, 2004, and will hold a conference call today at 11:00 a.m. EST (see dial-in information below).

Overview of Quarterly and Nine Month Results

First Albany’s 2004 third quarter net revenues from continuing operations was $36.9 million compared with $43.9 million for the same period in 2003.   The Company reported a net loss from continuing operations for the third quarter 2004 of $6.0 million, compared with net income of $3.1 million for the same period in 2003.  Results for the third quarter were negatively impacted by a $3.7 million loss, net of taxes, in the firm’s investment portfolio and $1.9 million in charges, net of taxes, related to an increase in legal reserves, severance and an asset impairment. Third quarter 2004 net income per diluted share from continuing operations was a loss of $0.45 compared with net income of $0.25 per diluted share in the third quarter of 2003.  Consolidated net income was a loss of $6.4 million for the third quarter of 2004 compared with net income of $2.8 million in the third quarter of 2003.  Diluted earnings per share on a consolidated basis for the third quarter of 2004 were a net loss of $0.48 per share compared with net income of $0.22 in the third quarter of 2003.

For the nine months ended September 30, 2004, net revenues from continuing operations were $119.4 million compared with $135.3 million for the same period in 2003.  The Company reported a net loss from continuing operations of $4.5 million compared with net income of $8.1 million for the same period in 2003. Included in results for the nine months ended September 30, 2004 is a charge of $3.1 million, net of tax, related to an increase in legal reserves, severance and an asset impairment. Earnings per diluted share from continuing operations for the nine months ended September 30, 2004 was a net loss of $0.37 compared with net income of $0.70 per diluted share for the same period in 2003.  Consolidated net income was a net loss of $5.6 million for the nine months ended September 30, 2004 compared with net income of $7.5 million in the same period of 2003.  Consolidated diluted earnings per share for the nine months ended September 30, 2004 was a net loss of $0.46 per share compared with net income of $0.65 for the nine months ended September 30, 2003.

“As part of our plan to improve margins and profitability, we broadened our cost-savings initiatives during the third quarter and implemented over $9 million in pre-tax savings across all areas of the firm, surpassing our initial target of $5 million,” said Alan Goldberg, President and Chief Executive of First Albany.  “While these measures negatively impacted our third quarter results, our reduced compensation and general administrative costs should lead to improved margins and profitability in the coming quarters and  position us well to fund continued growth within our core businesses and achieve the financial flexibility needed to withstand market fluctuations.”

“The business environment remains uncertain.  Our industry continues to experience a decline in trading volumes among institutional investors and a sluggish transactions market, as the economic and political climate fuels uncertainty.  Despite these challenges, Equity Capital Markets produced third quarter net revenues up 46% over the same quarter last year and up 65% year to date, highlighted by the completion of our largest M&A transaction ever,” said Goldberg.  “Both our Municipals and Taxable Fixed Income businesses performed below plan.  However, we saw meaningful improvement during the latter part of the third quarter in our Taxable Fixed Income business. In addition, Descap Securities, the mortgage-backed securities firm we acquired in May, continues to perform up to expectations, adding to our product and profit capabilities in this division.”

Major Segment Operating Results

Brokerage Operations

Brokerage Operations is comprised of First Albany Capital, the securities brokerage and investment banking subsidiary, and Descap Securities, a broker-dealer and investment bank specializing in mortgage-backed securities.

Net revenues from the Company’s Brokerage Operations were $42.9 million for the third quarter ended September 30, 2004, compared with $37.4 million for the same period in 2003.  The Company’s Brokerage Operations reported a net loss of $0.7 million for the third quarter 2004, compared with net income of $0.6 million for the same period in 2003.  Results for the third quarter were negatively impacted by $1.4 million in charges, net of taxes, related to an increase in legal reserves, severance and asset impairment. For the first nine months of 2004, net revenues from the Brokerage Operations were $121.4 million compared with $119.4 million for the first nine months of 2003.  For the first nine months of 2004, the Company’s Brokerage Operations reported a net loss of $1.7 million compared with net income of $3.2 million for the same period in 2003.

Results for the divisions of the Company’s Brokerage Operations are:

•

Net revenues for Equity Capital Markets were $19.0 million for the third quarter of 2004, up from $13.0 million in the third quarter of 2003.  Continued strength in investment banking fees was the primary reason for the year-over-year improvement for the quarter. Compared with the third quarter of 2003, investment banking revenues were $8.1 million, up from $2.6 million.  During the third quarter of 2004, the Company booked the largest investment banking fee in the firm’s history.  During the quarter the Company acted as a co-manager on four equity transactions and one debt transaction and an advisor on two advisor transactions and two private placements. For the first nine months of 2004, net revenues for Equity Capital Markets were $57.3 million compared with $34.7 million for the first nine months of 2003.

•

The Municipal Capital Markets group net revenue was $6.8 million for the third quarter of 2004 compared with $10.6 million for the same period in 2003.  During the third quarter the firm acted as a sole or senior manager on seven transactions, a co-manager on 18 transactions and an advisor on 12 transactions. For the first nine months of 2004, net revenues for Municipal Capital Markets were $23.5 million compared with $29.5 million for the first nine months of 2003.

•

The Taxable Fixed Income unit reported net revenue for the third quarter of $6.6 million compared with $9.0 million in the third quarter of 2003.  Declining institutional investor transaction activity and the overall compression spreads in their markets continued to negatively impact net revenue in Taxable Fixed Income.  For the first nine months of 2004, net revenues were $21.2 million compared with $40.2 million for the first nine months of 2003.

•

Descap Securities reported net revenue of $6.1 million for the third quarter of 2004 and an operating margin, including acquisition related costs, of 35 percent.  Since closing the transaction on May 14, 2004, Descap Securities has reported net revenue of $8.5 million and an operating margin, including acquisition related costs, of 29 percent.

Parent & Affiliates

•

The Company has executed a letter of intent for the sale of the investment advisory business of FA Asset Management, other than its convertible arbitrage based business, and anticipates the transaction will close by the end of the year.

•

Investment losses for the quarter ended September 30, 2004 were $3.7 million, net of tax, due to a decrease in the fair market value of the investment portfolio held by First Albany Companies.

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FIRST ALBANY COMPANIES INC. (Dollars in Thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues
Taxable Fixed Income	$6,643	$8,985	$21,189	$40,202
Municipal Capital Markets	6,838	10,580	23,485	29,467
Equity Capital Markets	18,958	13,017	57,341	34,749
Fixed Income-Other	3,818	3,938	8,699	12,762
Descap Securities	6,068	-	8,544	-
Corporate-Other	610	832	2,157	2,196
Total Brokerage Operations	42,935	37,352	121,415	119,376

Parent & Affiliates	283	335	686	2,149
Investments	(6,335)	6,225	(2,733)	13,728
Total Net Revenues	$36,883	$43,912	$119,368	$135,253

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Contribution by Segment
Taxable Fixed Income	$638	$1,311	$2,379	7,870
Municipal Capital Markets	635	2,153	994	5,586
Equity Capital Markets	678	598	3,937	(466)
Fixed Income-Other	1,731	1,637	4,009	6,220
Descap Securities	2,109	-	2,518	-
Corporate-Other	(7,078)	(4,687)	(17,644)	(14,174)
Total Brokerage-income (loss) before taxes	(1,287)	1,012	(3,807)	5,036
Total Brokerage-income tax (benefit)	(579)	392	(2,153)	1,822
Total Brokerage – net income	(708)	620	(1,654)	3,214
Parent & Affiliates, net (loss) income	(1,589)	(1,137)	(3,544)	(3,122)
Investments, net of taxes	(3,696)	3,632	718	8,009
Discontinued Operations, net of taxes	(378)	(316)	(1,147)	(573)
Net income (loss)	$(6,371)	$2,799	$(5,627)	$7,528

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Shareholders’ Equity

Shareholders’ equity as of September 30, 2004 was $81.8 million compared to $86.5 million at June 30, 2004.  Book value per share as of September 30, 2004 was $6.21 compared to $6.60 as of June 30, 2004.

Dividend

The Board of Directors of First Albany has declared a cash dividend of five cents per share for the third quarter ended September 30, 2004, which will be payable on November 29, 2004 to shareholders of record on November 15, 2004.

Conference Call Information

First Albany Companies will hold a conference call today, November 3, 2004 at 11:00 a.m. EST.

This call will be Webcast and can be accessed on the Investor Relations portion of the First Albany Companies Web site at www.firstalbany.com, as well as on all sites within CCBN's Investor Distribution Network. To participate on the call, please dial 800.540.0559 and request the First Albany earnings call. A recording of the call will be available for seven days by dialing 800.839.5642.

About First Albany

Founded in 1953, First Albany is a leading institutionally focused independent investment bank.  Through its Equity Capital Markets, Municipal and Taxable Fixed Income Divisions, as well as its subsidiary Descap Securities, First Albany focuses on serving the institutional market, the growing corporate middle market and public institutions by providing clients with strategic, research-based, innovative investment opportunities. First Albany offers a diverse range of products and advisory services in the areas of corporate and public finance as well as fixed income and equity sales and trading.  FA Technology Ventures is a leading early stage investor, providing venture capital, management and guidance for companies in the emerging growth sectors of information technology and energy technology.  First Albany is traded on NASDAQ under the symbol FACT with offices in major business and commercial markets.

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This press release contains "forward-looking statements", which are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. These statements are not historical facts but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control.  It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements and the Company disclaims any duty to update such statements.

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FOR ADDITIONAL INFORMATION

PLEASE CONTACT:

Steven R. Jenkins (Investors)

Chief Financial Officer

518.447.8500

Al Bellenchia

Fleishman Hillard

212.453.2256

Ben Tanner

Fleishman Hillard

212.453.2301

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	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands of dollars except for per share amounts and shares outstanding)	2004	2003	2004	2003
Revenues:
Commissions	$4,963	$4,510	$16,121	$12,405
Principal transactions	24,601	22,837	69,864	81,421
Investment banking	11,697	8,628	31,155	21,598
Investment gains (losses)	(6,204)	6,356	(2,341)	14,116
Interest income	2,972	1,742	6,895	4,946
Fees and other	663	795	1,794	3,197
Total revenues	38,692	44,868	123,488	137,683
Interest expense	1,809	956	4,120	2,430
Net revenues	36,883	43,912	119,368	135,253
Expenses (excluding interest):
Compensation and benefits	32,254	27,683	91,916	89,316
Clearing, settlement and brokerage costs	1,396	1,374	4,230	3,761
Communications and data processing	3,587	3,532	11,369	10,564
Occupancy and depreciation	2,417	2,247	6,982	6,766
Selling	1,966	1,642	5,671	5,018
Impairment loss	1,375	-	1,375	-
Restructuring	750	-	750	-
Other	3,589	2,100	9,743	6,427
Total expenses (excluding interest)	47,334	38,578	132,036	121,852
(Loss) income before income taxes	(10,451)	5,334	(12,668)	13,401
Income tax (benefit) expense	(4,458)	2,219	(8,188)	5,300
Income from continuing operations	(5,993)	3,115	(4,480)	8,101
Income from discontinued operations, net of taxes	(378)	(316)	(1,147)	(573)
Net income	$(6,371)	$2,799	$(5,627)	$7,528
Per share data:
Basic earnings:
Continued operations	$(0.45)	$0.29	$(0.37)	$0.78
Discontinued operations	(0.03)	(0.03)	(0.09)	(0.06)
Net income	$(0.48)	$0.26	$(0.46)	$0.72
Diluted earnings:
Continued operations	$(0.45)	$0.25	$(0.37)	$0.70
Discontinued operations	(0.03)	(0.03)	(0.09)	(0.05)
Net income	$(0.48)	$0.22	$(0.46)	$0.65
Weighted average common and common equivalent shares outstanding:
Basic	13,148,611	10,607,897	12,275,353	10,438,582
Diluted	13,148,611	12,456,224	12,275,353	11,545,145

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